Exhibit 99.1

Catalyst Health Solutions Reports Record Second Quarter 2009

Financial Results and Raises Guidance

Net Income Increases 35% to $0.37 per Diluted Share

Second Quarter Revenues Up 17% to $718 Million

ROCKVILLE, MD, August 4, 2009 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management company, today announced its financial results for the quarter ended June 30, 2009. The Company reported record quarterly net income of $16.2 million, up 35% compared to $12.0 million in the prior year. Earnings per diluted share increased by $0.09 to $0.37 from $0.28. Revenue for the quarter ended June 30, 2009, grew by 17% to $717.6 million from $614.3 million in the prior year.

“While we are extremely pleased with our year over year revenue growth of 17%, the Company’s earnings growth of 35% is most noteworthy,” stated David T. Blair, Chief Executive Officer of Catalyst. “Our increased margins are the direct result of higher generic utilization across our client base and the successful integration of IPS,” added Blair. Acquired in 2008, IPS is a mail service pharmacy provider which was instrumental to the Company increasing its mail order prescriptions by 24% during the past year. To accommodate increased volumes, IPS has expanded its operational processes, systems and personnel in Ohio.

The Company’s generic dispensing rate increased 3.0 percentage points to 67% from the second quarter 2008. “Effectively managing pharmacy costs is driving additional margins through our performance management fees which properly align incentives with our clients as well as driving new sales,” noted Blair. Earlier this quarter, the Company announced it had secured new PBM business cumulatively representing more than $250 million in annualized revenues.

2009 Financial Guidance

As a result of the strong financial performance this year, new sales commitments, and margin trends, the Company is increasing its earnings guidance to a range between $1.45 and $1.50 per share. The increased guidance represents diluted EPS growth of 25% to 29% over 2008 results.

Second Quarter Results

Revenue for the second quarter increased by $103.3 million, or 16.8%, to $717.6 million from $614.3 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the second quarter increased to 13.9 million from 12.4 million for the same period in 2008. The increase in prescription volume was primarily due to the addition of new clients. Generic utilization increased to 67.0% from 64.0% in the second quarter of 2008.

Adjusting for the difference in days supply between mail-order and retail, total prescription volume was 14.9 million, an increase of 1.6 million, or 12.3%, compared to 13.3 million in the prior year. Adjusted mail order prescription volume was 1.5 million for the second quarter, a 24.0% increase over the 1.2 million adjusted mail order prescriptions in the prior year.

Gross profit for the second quarter increased $11.0 million, to $45.1 million or 6.3% of revenue compared to $34.1 million, or 5.6% of revenue, in the second quarter of the prior year. The increase in gross profit is primarily due to the increase in revenue, the realization of the economics of our mail service pharmacy, higher generic utilization, the contribution of performance management fees, enhanced drug manufacturer rebates, improved pharmacy reimbursement rates and higher formulary compliance.

Second quarter operating income increased 41.6% to $25.9 million from $18.3 million in the second quarter of 2008. The increase in operating income was primarily due to the increase in gross profit, offset by a $3.4 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients, as well as consolidating the operating expenses from the Company’s recent acquisitions.

Net income for the second quarter of 2009 was $16.2 million, or $0.37 per diluted share, compared to the prior year’s net income of $12.0 million, or $0.28 per diluted share.

Six Month Results

Revenue for the six months ended June 30, 2009 increased 18.1%, to approximately $1.4 billion from $1.2 billion in the prior year. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed increased to 27.7 million for the six months ended June 30, 2009 from 25.3 million for the same period in 2008. The increase in prescription volume was primarily due to the addition of new clients.

Adjusting for the difference in days supply between mail order and retail, total prescription volume was 29.7 million, an increase of 2.8 million, or 10.3%, compared to 26.9 million in the prior year. Adjusted mail order prescription volume was 3.1 million for the first six months of 2009, a 24.9% increase over the 2.4 million adjusted mail order prescriptions in the prior year.

Gross profit for the first six months of 2009, increased by $20.9 million to $86.3 million, or 6.1% of revenue, compared to $65.3 million, or 5.4% of revenue, in the first six months of the prior year. The increase in gross profit is primarily due to the increase in revenue, the realization of the economics of our mail service pharmacy, higher generic utilization, the contribution of performance management fees, enhanced drug manufacturer rebates, improved pharmacy reimbursement rates and higher formulary compliance.

Operating income increased by $12.7 million to $47.7 million in the first six months of 2009 from $35.0 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by an $8.3 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients, as well as consolidating the operating expenses from the Company’s recent acquisitions.

Net income for the first six months of 2009 was $30.0 million, or $0.69 per diluted share, compared to $23.6 million, or $0.54 per diluted share, in the prior year.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than six million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@chsi.com

SOURCE: Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Revenue (excludes member co-payments of $189,878, $173,978, $392,303 and $364,590 for the three months and six months ended June 30, 2009 and 2008, respectively)	$717,629	$614,302	$1,420,901	$1,202,946

Direct expenses	672,494	580,176	1,334,636	1,137,627
Selling, general and administrative expenses	19,262	15,860	38,581	30,289

Total operating expenses	691,756	596,036	1,373,217	1,167,916

Operating income	25,873	18,266	47,684	35,030
Interest income	279	1,175	602	3,072
Interest expense	(119)	(36)	(250)	(72)
Other income	—	—	1	1

Income before income taxes	26,033	19,405	48,037	38,031
Income tax expense	9,876	7,392	18,062	14,414

Net income	$16,157	$12,013	$29,975	$23,617

Net income per share, basic	$0.38	$0.28	$0.70	$0.56
Net income per share, diluted	$0.37	$0.28	$0.69	$0.54
Weighted average shares of common stock outstanding, basic	43,039	42,402	42,987	42,310
Weighted average shares of common stock outstanding, diluted	43,770	43,537	43,697	43,461

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Retail prescriptions	13,368	12,027	26,632	24,465
Total mail prescriptions	512	413	1,019	816

Total prescriptions	13,880	12,440	27,651	25,281
Total adjusted prescriptions(1)	14,904	13,266	29,689	26,913

Adjusted mail order penetration %(2)	10%	9%	10%	9%
Generic utilization %	67%	64%	67%	64%

Gross profit	45,135	34,126	86,265	65,319
Operating income	25,873	18,266	47,684	35,030
Depreciation & amortization	2,834	2,362	5,579	4,420

(1) Adjusted prescription volume equals the number of mail order prescriptions multiplied by 3, plus retail prescriptions. Mail order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2) The percentage of adjusted mail order prescriptions to total adjusted prescriptions.

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